(logo) WELLS FARGO         Commercial Mortgage Servicing

                                                D1050-084, 8th Floor

401 South Tryon Street

Charlotte, NC 28202

1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 1, 2015, by and among CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, RIALTO CAPITAL ADVISORS, LLC, as Special Servicer, PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Adminstrator, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2015-C2 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.07 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Master Servicer during the period from January 1, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A                                                                          (logo) Together we’ll go far